EXHIBIT 10.78

CLIFFS NATURAL RESOURCES INC. 2012 INCENTIVE EQUITY PLAN

RESTRICTED SHARE UNIT AWARD MEMORANDUM

Employee:	PARTICIPANT
Date of Grant:	GRANT DATE

Number of Shares Subject to Award:	SHARES GRANTED

Vesting Dates:	50% of the Restricted Share Units covered by this Memorandum and the Award Agreement shall become Vested on each of November 18, 2014 and November 18, 2015. (each such date a “Vesting Date”)

Additional terms and conditions of your Award are included in the Restricted Share Unit Award Agreement. As a condition to your receipt of Shares, you must log on to Fidelity’s website at www.netbenefits.fidelity.com and accept the terms and conditions of this Award within 90 calendar days of your Date of Grant. If you do not accept the terms and conditions of this Award within such time at www.netbenefits.fidelity.com, this Award may be forfeited and immediately terminate.
Note: Article 2.1 of the Restricted Share Unit Award Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this Award, you agree to be bound by these restrictions.

CLIFFS NATURAL RESOURCES INC. 2012 INCENTIVE EQUITY PLAN

Restricted Share Unit Award Agreement

This Restricted Share Unit Award Agreement (the “Agreement”) is between Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and you, the person named in the Restricted Share Unit Award Memorandum (the “Award Memorandum”) who is an employee of the Company or Subsidiary of the Company (the "Participant"). For purposes of this Agreement, “Employer” means the entity (the Company or Subsidiary) that employs Participant on the applicable date. This Agreement is effective as of the Date of Grant set forth in the Award Memorandum.
The Company wishes to award to Participant Restricted Share Units representing the opportunity to earn a number of the Company’s common shares, $.125 par value per share (the “Shares”), subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan (the “Plan”). All capitalized terms not defined in this Agreement shall have the same meaning as set forth in the Plan. See Article 1 of the Plan for a list of defined terms.
In the event of a conflict between the terms of this Agreement, the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.

ARTICLE 1.
Grant and Terms of Restricted Share Units

1.1    Grant of Restricted Share Units. Pursuant to the Plan, the Company has granted to Participant the number of Restricted Share Units as specified in the Award Memorandum, with dividend equivalents (“Restricted Share Units”), effective as of the Date of Grant.

1.2    Vesting As Condition of Payment. The Restricted Share Units covered by this Agreement and these terms and conditions shall only result in the issuance of Shares (or cash or a combination of Shares and cash, as decided by the Committee in its sole discretion) equal in number to the Restricted Share Units to the extent the Participant is “Vested” in the Restricted Share Units on the date the Restricted Share Units are to be paid as specified in Section 1.3. The Restricted Share Units will become Vested as follows:
(a)    Employment Through Each Vesting Date. The Participant will become Vested in [___%] of the Restricted Share Units subject to this Award on each Vesting Date, as set forth in the Award Memorandum, if the Participant remains in the continuous employ of the Company or Subsidiary throughout the period beginning on the Date of Grant and ending on each applicable Vesting Date. The period beginning on the Date of Grant and ending on the final Vesting Date shall be the "Vesting Period.”
(b)    Death or Disability. The Participant will become 100% Vested in the Restricted Share Units subject to this Award and not otherwise Vested if the Participant experiences a termination of employment with the Company because of the Participant’s death or Disability during the Vesting Period.

(c)    Retirement or Termination without Cause. If the Participant experiences a termination of employment with the Company because of Retirement or a termination of employment by the Company without Cause during the Vesting Period, the Participant shall additionally become Vested in a prorated number of the Restricted Share Units calculated by (i) multiplying the total number of Restricted Share Units subject to this Award by a fraction, the numerator of which is the number of full months the Participant was employed with the Company or a Subsidiary between the Date of Grant and the date of the Participant’s termination of employment, and the denominator of which is 24, rounded down to the nearest whole Restricted Share Unit, and (ii) reducing the result of clause (i) by the number of Restricted Share Units previously Vested under this Agreement.
(d)    Change in Control. In the event of a Change in Control (as defined in Section 1.4) during the Vesting Period, the Participant will become Vested in the Restricted Share Units only to the extent provided in Section 1.4.

If, prior to becoming Vested in all of the Restricted Share Units, the Participant otherwise terminates his or her employment or the Participant’s employed is terminated by the Company for Cause, the Participant shall forfeit all rights to any Restricted Share Units that were granted under the Agreement and were not Vested at the time of such termination of employment.

1.3    Payment of Restricted Share Units.

(a)    Payment After the Vesting Period. The Restricted Share Units that are Vested as of the last day of the Vesting Period shall be paid after the end of the Vesting Period, but in any event no later than 2-½ months after the end of the Vesting Period to the extent they have not been previously paid to the Participant.
(b)    Change in Control. Notwithstanding Section 1.3(a), to the extent any Restricted Share Units are Vested as of a Change in Control, such Vested Restricted Share Units will be paid within 10 days of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to this Section 1.3.
(c)    Payment Following a Change in Control. Notwithstanding Section 1.3(a), if, during the two-year period following a Change in Control, the Participant experiences a termination of employment, the Restricted Share Units that are Vested as of the date of such termination of employment shall be paid within 10 days of the termination of employment to the extent they have not been previously paid to the Participant; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to this Section 1.3. Notwithstanding the foregoing to the contrary, to the extent payment is due within 10 days of the termination of employment, if the Participant on the date of termination of employment is a “specified employee” (within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time), payment for the Restricted Share Units will be made on the first day of the seventh month after the date of Participant’s termination of employment or, if earlier, the date of the Participant’s death.

(d)    General. The Committee, in its sole discretion, may settle the Restricted Share Units in cash or a combination of Shares and cash, in lieu of issuing only Shares. In the event that all or any portion of the Restricted Share Units shall be paid in cash, the cash equivalent of one Restricted Share Unit shall be equal to the Fair Market Value of one Share on the last trading day of the Vesting Period or, if earlier, the trading day immediately prior to the payment date. Notwithstanding the foregoing, no Restricted Share Units granted hereunder may be paid in cash in lieu of Shares to any Participant who is subject to the Cliffs Natural Resources Inc. Directors' and Officers' Share Ownership Guidelines ("Share Ownership Guidelines") unless and until such Participant is either in compliance with, or no longer subject to, such Share Ownership Guidelines; provided, however, that the Committee may withhold Shares to the extent necessary to satisfy income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related item withholding requirements, as described in Section 4.3. In addition, the Committee may restrict 50% of the Shares to be issued in satisfaction of the total Restricted Share Units, before income tax withholding, so that they cannot be sold by Participant unless immediately after such sale the Participant is in compliance with the Share Ownership Guidelines that are applicable to the Participant at the time of sale.

(e)    Payment After Death. Any payment of Restricted Share Units to a deceased Participant shall be paid to the estate of the Participant, unless the Participant files a completed Designation of Death Beneficiary with the Company in accordance with its procedures.

(f)    Payment Obligation. Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Restricted Share Units to the Participant. The Restricted Share Units covered by this Agreement that have not yet been earned, and any interests of the Participant with respect thereto, are not transferable other than pursuant to the laws of descent and distribution, or in accordance with Section 1.3(e).
1.4    Change in Control Vesting.
(a)    If the Participant remains in the continuous employ of the Company or Subsidiary throughout the period beginning on the Date of Grant and ending on the date of a Change in Control, the Participant will become 100% Vested in the Restricted Share Units not otherwise Vested subject to the Award upon the Change in Control, except to the extent that an award meeting the requirements of Section 1.4(e) (a “Replacement Award”) is provided to the Participant in accordance with Section 1.4(e) to replace, adjust or continue the award of Restricted Share Units covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to Restricted Share Units in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.

(b)    If, upon or after receiving a Replacement Award, the Participant experiences a termination of employment with the Company or Subsidiary of the Company (or any of their successors) (as applicable, the “Successor”) by reason of the Participant terminating employment for Good Reason or the Successor terminating Participant’s employment other than for Cause, in each case within a period of two years after the Change in Control and during the Vesting Period, the Participant shall become 100% Vested in the Replacement Award upon such termination.

(c)    If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Restricted Share Units that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control and will be paid as provided for in Section 1.3(b).

(d)    For purposes of this Agreement, a “Change in Control” means:

(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 35% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.4(d)(i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 1.4(d)(iii)(A), 1.4(d)(iii)(B) and 1.4(d)(iii)(C), below;

(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e)    For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., time-based restricted share units) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 1.4(e) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(f)    A termination “for Cause” for purposes of Section 1.4 means that, prior to termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Successor; (ii) intentional wrongful damage to property of the Successor; (iii) intentional wrongful disclosure of secret processes or confidential information of the Successor; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Successor. For purposes of this definition, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Successor.
(g)    A termination “for Good Reason” shall mean the Participant’s termination of employment with the Successor as a result of the initial occurrence, without the Participant’s consent, of one or more of the following events:

(i)    a material diminution in the Participant’s annual base salary rate as in effect from time to time (“Base Pay”);

(ii)    a material diminution in the Participant’s authority, duties or responsibilities;

(iii)    a material change in the geographic location at which the Participant must perform services;

(iv)    a reduction in the Participant’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Successor; and

(v)    any other action or inaction that constitutes a material breach by the Participant’s employer of the employment agreement, if any, under which the Participant provides services.

Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless: (A) the Participant has provided notice to his or her employer of the existence of one or more of the conditions listed in (i) through (v) above within 90 days after the initial occurrence of such condition or conditions; and (B) such condition or conditions have not been cured by the Participant’s employer within 30 days after receipt of such notice.

ARTICLE 2.
Other Terms and Conditions

2.1    Non-Compete and Confidentiality.

(e)    A Participant shall not render services for any organization or engage directly or indirectly in any business that is a competitor of the Company or any Affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Affiliate of the Company or distribute any secret or confidential information belonging to the Company or any Affiliate of the Company.

(f)    Failure to comply with subsection (a) above will cause a Participant to forfeit the right to Restricted Share Units and require the Participant to reimburse the Company for the taxable income received on Restricted Share Units that have been paid out in Shares within the 90-day period preceding the Participant’s termination of employment.

ARTICLE 3.
Acknowledgements

3.1    Acknowledgments. In accepting the Award, Participant acknowledges, understands and agrees to the following:

(g)    The Plan is established voluntarily by the Company, it is discretionary in     nature and it may be modified, amended, suspended or terminated by the     Company at any time, to the extent permitted by the Plan;

(h)	The grant of the Restricted Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of

Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past;

(i)	All decisions with respect to future Restricted Share Units or other grants, if any, will be at the sole discretion of the Company;

(j)	The Participant’s participation in the Plan is voluntary;

(k)
The Restricted Share Unit Award and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary and shall not interfere with the ability of the Company, or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);

(l)	The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(m)
No claim or entitlement to compensation or damages shall arise from forfeiture of any Restricted Share Units resulting from the Participant ceasing to provide employment or other services to the Company or a Subsidiary (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Share Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, and the Participant waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(n)	Neither the Plan nor the Restricted Share Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;

(o)
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Restricted Share Units;

(p)
The Restricted Share Units and the Shares subject to the Restricted Share     Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and

(q)
The Company reserves the right to impose other requirements on participation in the Restricted Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

ARTICLE 4.
General Provisions

4.1    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Agreement and these terms and conditions, the Company shall not be obligated to issue any Shares pursuant to the Agreement and these terms and conditions if the issuance or payment thereof would result in a violation of any such law; provided, however, that the Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation.

4.2    Dividend Equivalents. During the period beginning on the Date of Grant and ending on the date that the Restricted Share Units are paid in accordance with Section 1.3, the Participant will be entitled to dividend equivalents on Restricted Share Units equal to the cash dividend or distribution that would have been paid on the Restricted Share Units had the Restricted Share Units been issued and outstanding Shares on the record date for the dividend or distribution. Such accrued dividend equivalents (a) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Share Units to which they relate, and (b) will be denominated and payable solely in cash.

4.3    Withholding Taxes. The provisions of Article 18.3 of the Plan shall apply to the extent that the Company or Subsidiary is required to withhold income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan in connection with the Participant’s Restricted Share Units (or dividend equivalents, if any), unless as otherwise specified in the Appendix to this Agreement, including, without limitation, any tax liability associated with the grant or vesting of the Restricted Share Units or sale of the underlying Shares (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company or Subsidiaries' actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s sole responsibility and liability. The Participant acknowledges that the Company’s obligation to issue or deliver Shares or pay cash shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Committee, withholding obligations shall be satisfied by having the Company or one if its Subsidiaries withhold all or a portion of any Shares that otherwise would be issued or cash payable to the Participant upon settlement of the vested Restricted Share Units; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Company or one of its Subsidiaries may also satisfy the Tax Liability by deduction from the Participant’s wages or other cash compensation paid to the Participant. If the Company does not elect to have withholding obligations satisfied by either withholding Shares, from the cash payable, or by deduction from the Participant's wages or other compensation paid to the Participant, the Participant agrees to pay the Company or Subsidiary the amount of the Tax Liability in cash (or by check) as directed by the Company or Subsidiary.

4.4    Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have separated from service with the Company, by reason of the transfer of his employment among the Company or Subsidiaries or an approved leave of absence, unless otherwise indicated in the Plan or if required to comply with Section 409A of the Code.

4.5    Relation to Other Benefits. Any economic or other benefit to the Participant under the Agreement and these terms and conditions or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or Subsidiary.

4.6    These Terms and Conditions Subject to Plan. The Restricted Share Units covered under the Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.

4.7    Transferability. Except as otherwise provided in the Plan, the Restricted Share Units are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Restricted Share Units shall be null and void.

4.8    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Restricted Share Unit award materials by and among, as applicable, the Company or Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company or Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares of or directorships in the Company that are held, details of all Restricted Share Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to the Company’s broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients’ use of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Company’s broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participants’ participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view their respective Data, request additional information about the storage and processing of their Data, require any necessary amendments to their Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant's consent is that the Company would not be able to grant Restricted Share Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

4.9    Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Code Section 409A, no amendment to this Agreement shall materially and adversely affect the rights of the Participant without the Participant’s written consent.

4.10    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

4.11    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Units by electronic means. By accepting this Award of Restricted Share Units, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

4.12    Appendix to Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Restricted Share Units shall be subject to such special terms and conditions for the Participant's country of residence (and country of employment, if different), as are set forth in the appendix to this Agreement (the “Appendix”). Further, if the Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Restricted Share Units to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Restricted Share Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate a transfer). In all circumstances, the Appendix shall constitute part of this Agreement.

4.13    Headings. Headings are given to the Articles of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

4.14    Governing Law. This Agreement is governed by, and subject to, the laws of the State of Ohio, without regard to the conflict of law provisions, as provided in the Plan.
4.15    Code Section 409A. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participant). The terms “termination of employment,” “terminates employment,” and similar words and phrases used in this Agreement mean a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h).

[Acceptance Page Contained in Exhibit A]

Exhibit A
ELECTRONIC ACCEPTANCE
Acceptance by Participant

By selecting the “Accept Grant” box on the website of the Company’s administrative agent, the Participant acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.
IF I FAIL TO ACKNOWLEDGE ACCEPTANCE OF THE AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH IN THE AGREEMENT, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

PARTICIPANT NAME	ACCEPTANCE DATE
Participant Name	Date
ELECTRONIC SIGNATURE
Participant Signature

APPENDIX FOR NON-U.S. PARTICIPANTS
ADDITIONAL TERMS AND CONDITIONS TO AGREEMENT

This Appendix includes the following additional terms and conditions that govern the Participant’s Restricted Share Unit Award for all Participants that reside and/or work outside of the United States.

Notifications
This Appendix also includes notifications regarding exchange controls and other regulatory issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information herein is based on the securities, exchange control and other laws in effect in the respective countries as of January 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Restricted Share Units vest, or the Shares are delivered or cash paid in settlement of the Restricted Share Units, or the Participant sells any Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company or its Subsidiaries, nor the Company’s stock plan administrator (“Administrator”) is in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country of residence and/or work may apply to the Participant’s situation.
Finally, if the Participant transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes following the Date of Grant, the notifications contained herein may not be applicable to the Participant, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.
Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Share Unit, be drawn up in English. If the Participant has received this Agreement, the Plan or any other Agreement rules, procedures, forms or documents related to the Restricted Share Unit award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise provided herein.

Compliance with Laws; Repatriation. The Participant agrees, as a condition of the grant of the Restricted Share Unit award, to repatriate all payments attributable to the Restricted Share Unit and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents (if any), and any proceeds derived from the sale of the Shares acquired pursuant to the Agreement) in accordance with all foreign exchange rules and regulations applicable to the Participant. The Company, Subsidiaries and the Administrator reserve the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Share Units and on any Shares acquired or cash payments made pursuant to the Agreement, to the extent the Company or its Subsidiaries or the Administrator determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all laws, rules and regulations applicable to the Participant.

Private Placement. The grant of the Restricted Share Units is not intended to be a public offering of securities in the Participant’s country of residence and/or employment but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Share Units is not subject to the supervision of the local securities authorities.

Responsibility for Taxes & Withholding. Regardless of any action the Company or any of its Subsidiaries takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or any of its Subsidiaries. The Participant further acknowledges that the Company and/or its Subsidiaries (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Restricted Share Units, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the issuance of Shares or cash upon settlement of the Restricted Share Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents (if any); and (2) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	Withholding in Shares to be issued or cash to be paid upon vesting/settlement of the Restricted Share Units; or

(b)	Withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or its Subsidiaries; or

(c)
Withholding from proceeds of the Shares acquired upon vesting/settlement of the Restricted Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization).

To avoid negative accounting treatment, the Company and/or its Subsidiaries may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares attributable to the vested Restricted Share Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

Finally, the Participant shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

Terms and Conditions Applicable to Australia

Securities Law Notice. If the Participant acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice as to his or her disclosure obligations prior to making any such offer.
Terms and Conditions Applicable to Canada

Use of English Language. The parties acknowledge that it is their express wish that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Resale Restriction. The Participant is permitted to sell the Shares acquired upon vesting through the designated broker appointed under the Plan, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of the stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange.

Termination Date. The Participant ceases to be employed with the Company or its Subsidiaries on the later of (i) the date that is the last day of any statutory notice of termination period applicable to the Participant pursuant to applicable employment standards legislation, and (ii) the date that is designated by the Company or any Subsidiary as the last day of the Participant’s employment with the Company or any Subsidiary. The date that the Participant ceases to be employed by the Company or Subsidiary specifically does not mean the date on which any period of reasonable notice that the Company or any Subsidiary may be required at law to provide to the Participant expires.

Restricted Share Units Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of Restricted Share Units does not provide any right for the Participant to receive a cash payment, and the Restricted Share Units are payable in Shares only.

Terms and Conditions Applicable to Chile

Private Placement. In accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Restricted Share Units hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of the local securities authorities.

Terms and Conditions Applicable to China

Award Conditioned on Satisfaction of Regulatory Obligations. If the Participant is a national of the Peoples’ Republic of China (“PRC”), the grant of Restricted Share Units is conditioned upon the Company securing all necessary approvals from the PRC State Administration of Foreign Exchange (“SAFE”) to permit the operation of the Plan and the participation of PRC nationals employed by the Company or its Subsidiaries, as determined by the Company in its sole discretion.

Settlement in Cash. Notwithstanding any provision in the Agreement or Plan to the contrary, Restricted Share Units will be settled in the form of a local cash payment unless, at the time of delivery, Share settlement does not trigger the need for any approval from and/or filing with SAFE.

Terms and Conditions Applicable to Japan

No country specific terms and conditions for Japan.